Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.

General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333‑236291) on Form S‑3 of TC PipeLines, LP of our report dated February 20, 2020, with respect to the consolidated balance sheets of TC PipeLines, LP as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), changes in partners’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas

February 20, 2020